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                                                                   EXHIBIT 11.1
                         SOLIGEN TECHNOLOGIES, INC.

                      COMPUTATION OF NET LOSS PER SHARE

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                                           THREE MONTHS ENDED             SIX MONTHS ENDED
                                              SEPTEMBER 30,                 SEPTEMBER 30,
                                         ----------------------       -----------------------
                                            1999        1998             1999         1998
                                         ----------  ----------       -----------  ----------
Weighted average number of shares
 outstanding                             32,912,000  32,682,000        32,815,000  32,682,000

Net loss                                 $ (401,000) $ (715,000)       $ (521,000) $ (918,000)

Net loss per share--basic and diluted    $    (0.01) $    (0.02)       $    (0.02) $    (0.03)

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